CERTIFICATE OF DESIGNATIONS

OF

SERIES C Non-PARTICIPATING PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

EVO TRANSPORTATION & ENERGY SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

The Board of Directors of the Corporation (including any committee thereof, the “Board of Directors”), at a meeting duly called and held on March 11, 2022, adopted the following resolution creating a series of Preferred Stock of the Corporation designated as “Series C Non-Participating Preferred Stock”:

RESOLVED, that pursuant to Section 151 of the Delaware General Corporation Law and the Certificate of Incorporation and the Bylaws, the Board of Directors hereby establishes a series of Preferred Stock, par value $0.0001 per share, of the Corporation and fixes and determines the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

1.
Designation. The distinctive serial designation of such series is “Series C Non-Participating Preferred Stock” (“Series C”). Each share of Series C shall be identical in all respects to every other share of Series C.
2.
Number of Designated Shares. The number of designated shares of Series C shall be 1. The Corporation shall not authorize or issue any additional shares of Series C unless approved by the Holders of the Series C in accordance with Section 7(b). Shares of Series C that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. On the date hereof, the Corporation shall issue 1 share of Series C to Antara Master Capital Fund LP (the “Initial Holder”).
3.
Definitions. As used herein with respect to Series C:
a.
“Accruing Cash Dividends” has the meaning set forth in Section 4(a).
b.
“Affiliate” means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person, and the term “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract (including proxy) or otherwise.
c.
“Automatic Redemption” has the meaning set forth in Section 8(a).

d.
“Board of Directors” has the meaning set forth in the Preamble.
e.
“Bridge Loan” means the Senior Secured Loan and Executive Loan Agreement dated March 11, 2022 between and among the Corporation and its guarantor subsidiaries named therein, Antara Capital Master Fund LP and the Executive Lenders party thereto.
f.
“Bridge Loan Discharge Date” has the meaning set forth in Section 9(a).
g.
“Bridge Loan Triggering Event” means the occurrence of an “Event of Default” under Section 9(a) of the Bridge Loan.
h.
“Bylaws” means the Bylaws of the Corporation as amended, amended and restated or otherwise modified from time to time.
i.
“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, dated as of October 22, 2010, as amended, amended and restated or otherwise modified from time to time.
j.
“Common Stock” means the common stock, $0.001 par value per share, of the Corporation.
k.
“Corporation” has the meaning set forth in the Preamble.
l.
“Dividend Payment Date” means each March 31, June 30, September 30 and December 31, commencing with March 31, 2022 or if any such date is not a business day, the business day immediately following such date.
m.
“Dividend Period” means the period commencing on, and including a Dividend Payment Date to, and excluding the next Dividend Payment Date, provided that the first Dividend Period shall commence on the date of the effectiveness of this Certificate of Designations.
a.
“Holder” means the Initial Holder as defined in Section 2 herein or any permitted transferee thereof pursuant to Section 10.
a.
“Law”, with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of any governmental authority in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.
b.
“Liquidation Preference” has the meaning set forth in Section 6.
c.
“Majority in Interest” means Holders holding a majority of the issued and outstanding shares of Series C.
d.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “Person” under this Certificate of Designations.

e.
“Series C” has the meaning set forth in Section 1.
f.
“Series C Director” has the meaning set forth in Section 9(a).
g.
“Shareholder Matter” has the meaning set forth in Section 7(a).
n.
“Special Meeting” has the meaning set forth in Section 9(a).
h.
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time Beneficially Owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such first Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.
4.
Distributions; No Participation; Certain Restrictions.
a.
Whether or not earned or declared by the Board of Directors or there are funds legally available for the payment of dividends, from and after the date of the effectiveness of this Certificate of Designations, each share of Series C shall accumulate daily in arrears dividends (the “Accruing Cash Dividends”) at a rate of five percent (5%) per annum on its Liquidation Preference. In respect of a Dividend Period, the Accruing Cash Dividend shall be payable (and the Board of Directors shall declare and cause the Corporation to pay, subject to the Delaware General Corporation Law) in cash on each Dividend Payment Date. Any such quarterly payment shall be prorated for any partial calendar quarter based on the number of days which the Accruing Cash Dividends shall have accrued during such quarter.
b.
The Series C shall not be entitled to participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation.
5.
Ranking. The Series C shall, with respect to the right to be paid upon any liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes of Common Stock and (ii) junior to all other classes or series of Preferred Stock of the Corporation (if any).
6.
Liquidation Rights. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series C shall (A) rank (i) senior to the holders of the Corporation’s Common Stock and (ii) junior to all other classes or series of Preferred Stock of the Corporation (if any); and (B) be entitled to receive from the Corporation, prior to the holders of shares of Common Stock, an amount equal to $1.00 (the “Liquidation Preference”) plus any accrued but unpaid Accruing Cash Dividends then outstanding.
7.
Voting Rights.
a.
General. Prior to a Bridge Loan Triggering Event and following the date on which all principal and accrued interest (including default interest) payable under the Bridge Loan has been paid-in-full (the date of such payment-in-full, the “Bridge Loan Discharge Date”), the Holders of Series C will have no voting rights except as set forth below or as otherwise required by Law. Upon the occurrence of a Bridge Loan Triggering Event through and including the Bridge Loan Discharge Date, the Holders thereof shall vote together with the holders of Common Stock as a single class on any matter presented to the holders of Common Stock for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting) or on which such holders of Common Stock are otherwise entitled to act (each, a “Shareholder Matter”), and the Holders of the Series C shall be entitled to cast a number of votes on any Shareholder Matter equal to the total number of votes of all non-Holders entitled to vote on any such Shareholder Matter plus 10 (which voting rights shall be ratably allocated among Holders of Series C to the extent there is more than one Holder, provided that such ratable allocation shall in no event result in the Series C Holders having less than an absolute majority of the voting power on any Shareholder Matter).
b.
Special Class Voting. Notwithstanding the foregoing or any other provision of the Certificate of Incorporation, given in writing or by vote at a meeting of stockholders called for such purpose, the Corporation shall not, through and including the Bridge Loan Discharge Date: (i) alter or change the provisions of the Certificate of Incorporation (whether by amendment, merger or otherwise) so as to directly or indirectly adversely affect the voting powers, board-appointment rights, preferences or special rights of the Series C as in effect on the date of the effectiveness of this Certificate of Designations, (ii) increase the authorized number of shares of Series C; (iii) directly or indirectly authorize, create, issue or increase the authorized or issued number of shares of any other class or series of capital stock or any other security convertible into or exercisable for shares of any other class or series of capital stock; or (iv) create or issue additional shares of Series C. Without limitation, the introduction of a “staggered board,” change in the size of the Board of Directors (other than a change in size to effect an absolute majority of Series C-elected or -appointed members of the Board of Directors following the occurrence of a Bridge Loan Triggering Event) or the introduction, adoption or implementation of any other governance mechanisms that could have the effect of limiting, reducing or adversely affecting the Series C Holders’ voting or Board of Directors-appointment rights shall require the consent of a Majority in Interest. Notwithstanding the foregoing, and for the avoidance of doubt, if any corporate action not specified herein as requiring the consent of a Majority in Interest could adversely affect any Holder’s interests in its Series C in a manner that is disproportionate to the effect on the other Holder’s interests in the Series C, the consent of the Holder so affected shall be required.
c.
A Majority in Interest may elect to waive or decline to exercise any or all voting or Board of Directors-appointment rights granted by this Section 7 or Section 9, in whole or in part, on either a revocable or irrevocable basis. If all of the Series C is held by a single Holder and such Holder provides written notice of such election or waiver to the Corporation, the Corporation may disregard the Series C for quorum and voting purposes to the extent expressly provided in such written notice.
8.
Automatic Redemption.
a.
In General. Subject to the other terms of this Section 8, on the Bridge Loan Discharge Date, the Corporation shall, redeem all outstanding shares of Series C (the “Automatic Redemption”) for an aggregate cash purchase price equal to the $1 as of the applicable redemption date.
b.
Payment of the Redemption Price. The Corporation will cause the redemption price for each share of Series C to be redeemed pursuant to an Automatic Redemption to be paid to the Holder thereof on or before the Bridge Loan Discharge Date.
9.
Election of Directors.

a.
The Majority in Interest will have the exclusive right, voting separately as a class, to elect or appoint (i) prior to a Bridge Loan Triggering Event, one director to the Board of Directors (who shall, unless the Majority in Interest otherwise elects in its sole discretion, also serve as a member of each committee of the Board of Directors) and (ii) upon the occurrence of a Bridge Loan Triggering Event through and including the Bridge Loan Discharge Date, an absolute majority of the Board of Directors, irrespective of whether the Board of Directors has nominated such Person (any director appointed pursuant to sub-clause (i) or (ii), a “Series C Director”). If the Majority in Interest exercises its Board of Directors-appointment rights pursuant to sub-clause (ii) of the preceding sentence following the occurrence of a Bridge Loan Triggering Event, then notwithstanding anything to the contrary contained in the Certificate of Incorporation or the Bylaws, (A) the number of directors on the Board of Directors shall automatically increase by a number sufficient to cause such Series C Directors (including both the additional Series C Directors and any incumbent Series C Director) to constitute an absolute majority of the Board of Directors after giving effect to such automatic increase, and (B) the Majority in Interest shall have the exclusive right, voting separately as a single class, to elect or appoint such additional Series C Directors at a special meeting of stockholders (“Special Meeting”) called at the request of a Majority in Interest (or by written consent of a Majority in Interest), and at each such subsequent meeting of stockholders of the Corporation at which any directors are elected (or as part of any subsequent action by written consent in connection with which any directors are elected, including any such action effected by a Majority in Interest). Any such request to call a Special Meeting for the initial election of Series C Directors after the occurrence of a Bridge Loan Triggering Event shall be made by written notice by a Majority in Interest, and delivered to the Corporation, or as may otherwise be required by law. Notwithstanding anything to the contrary herein, in the Certificate of Incorporation or in the Bylaws, a Majority in Interest shall have the exclusive right to remove any Series C Director at any time for any reason or no reason (with or without cause) by sending a written notice to the Corporation and, upon receipt of such notice by the Corporation, such Series C Director shall be deemed to have resigned from the Board of Directors. In the event of the death, disability, resignation or removal of any Series C Director, a Majority in Interest shall have the exclusive right to designate or appoint a successor to fill the vacancy created thereby. In the event that any Series C Director determines to tender his or her resignation, he or she shall so notify the Corporation and the Board of Directors in writing and such resignation shall be effective at such time as may be indicated in such notice thereof, whereupon the Corporation, the Board of Directors and the Majority in Interest shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual; provided, that, for the avoidance of doubt, this sentence shall not be construed in any manner to limit the right of a Majority in Interest to remove any Series C Director at any time pursuant to the preceding sentence. At such time as there are no issued and outstanding shares of the Series C, any Series C Directors then serving as members of the Board of Directors shall be deemed to have resigned from the Board of Directors without further action by the Holders of the Series C or the Corporation. Neither the Board of Directors nor any holders of any other class of shares nor any Person or group of Persons (other than the Majority in Interest) shall have any right to remove any Series C Director from the Board of Directors without cause, such right of removal being vested exclusively with a Majority in Interest. For the avoidance of doubt, nothing in the foregoing sentence shall be deemed to derogate the rights of the Corporation’s stockholders to remove any Series C Director for cause to the extent provided by the Delaware General Corporation Law; provided, that, for the avoidance of doubt, no such removal shall in any way alter or impair the rights of the Majority in Interest to elect or appoint the Series C Director, including any replacement Series C Director.
b.
The Corporation and its Subsidiaries shall reimburse each Series C Director for all reasonable and documented out-of-pocket expenses incurred in connection with his or her attendance at meetings of the Board of Directors or any committee of the Board of Directors, and any committees thereof, including travel, lodging and meal expenses, in accordance with the Corporation’s reimbursement policies.
c.
The Corporation shall maintain in effect at all times directors’ and officers’ indemnity insurance covering each Series C Director to the same extent and on the same terms as any directors’ and officers’ indemnity insurance maintained by the Corporation with respect to the other non-executive members of the Board of Directors (including any additional or supplemental insurance based on membership in a committee of the Board of Directors to the extent applicable).
d.
The Corporation shall not amend or alter any right to indemnification, exculpation or the advancement of expenses covering or benefiting any Series C Director contained in the Certificate of Incorporation or Bylaws as in effect on the date hereof without the prior written consent of a Majority in Interest, except to the extent (i) required by applicable law (and in such case, in accordance with the Certificate of Incorporation or the Bylaws) or (ii) such amendment or alteration provides a broader right to indemnification, exculpation or advancement of expenses than those previously contained in the Certificate of Incorporation or Bylaws, as applicable.
e.
No confidentiality or similar policy applicable to directors, officers or employees of the Corporation shall preclude any Series C Director from sharing information with a Holder that agrees in writing to maintain the confidentiality of such information, provided that no Series C Director will share information with a Holder that would be reasonably likely to waive the attorney-client privilege between the Corporation and its counsel or serve to waive the work-product doctrine or any other similarly protective privilege or doctrine.
f.
To the extent elected or appointed by the Majority in Interest, the Corporation shall, and shall use its reasonable best efforts to cause its directors, officers and employees to, take all actions necessary and within its and their control and to the extent permissible by Law to cause the election, appointment, removal or replacement of the Series C Director as provided for herein.
10.
Transfer Restrictions. No Holder of shares of Series C may offer, sell, assign or transfer any portion of such Holder’s shares of Series C without the approval of the Board of Directors, which consent the Board of Directors may not unreasonably withhold, condition or delay; provided, that, any Holder may offer, sell, assign or transfer (including by operation of law) any shares of Series C to its successor by way of merger, consolidation, reorganization or sale of all or substantially all of its assets or to any of its Affiliates and may pledge all or any portion of its shares of Series C for the benefit of any lender thereto or debt holder thereof. Each certificate (if any) evidencing shares of Series C shall bear a legend indicating (i) that such shares of Series C are subject to the restrictions on transfer set forth herein and (ii) legends relating to any transfer restrictions under applicable securities laws and regulations.
11.
Expenses. All reasonable costs and expenses (including fees of outside counsel) incurred by any Holder in seeking to enforce its rights in accordance with the terms of this Certificate of Designations shall be promptly reimbursed by the Corporation.
12.
Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series C may deem and treat the record holder of any share of Series C as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
13.
Notices. All notices or communications in respect of the Series C will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid,

or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.
14.
No Other Rights or Privileges. The shares of Series C will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.
15.
Certificates. The Corporation may at its option issue shares of Series C without certificates.
1.
Interpretation. Whenever possible, each provision of this Certificate of Designations shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designations, and a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designations would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law. References herein to any payment shall mean a payment in cash in United States Dollars by wire transfer of immediately available funds to an account designated by the applicable payee.
16.
Enforcement. To the fullest extent permitted by law, the provisions of this Certificate of Designations shall remain in full force and effect irrespective of (i) the failure of any Person to assert any claim or demand or to enforce any right or remedy under this Certificate of Designations or otherwise or (ii) any change in the corporate existence, structure or ownership of the Corporation or any of its Affiliates, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Corporation or any of its Affiliates.

[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate to be signed by Patrick Seul, its Executive Vice President, General Counsel and Secretary this 11th day of March, 2022.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

By:	/s/ Patrick Seul
	Name:	Patrick Seul
	Title:	Executive Vice President, General Counsel and Corporate Secretary